Exhibit 4.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 17, 2014 (the “Effective Date”) among Cerner Property Development, Inc., a Delaware corporation, its successors and assigns (“Purchaser”), APT Real Estate, LLC, a Missouri limited liability company ("APT Real Estate"), and APT IP Holdings, LLC, a Wyoming limited liability company ("APT IP") (APT Real Estate and APT IP are collectively, jointly and severally, “Seller”).  Seller and Purchaser are sometimes collectively referred to herein as the “Parties” and each of the Parties is sometimes singularly referred to herein as a “Party”.

RECITALS

A.           Seller is the owner of certain Property (hereinafter defined).

B.           Purchaser desires to purchase the Property from Seller and Seller desires to sell the Property to Purchaser, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the meanings indicated:

“Access Agreement” shall mean that certain Access Agreement dated June 5, 2014, by and among APT Real Estate, Permitted Tenant and Purchaser, as the same may be extended or modified from time to time.

“Agreement” shall mean this Asset Purchase Agreement.

"APT Contract" shall have the meaning set forth in Section 4.5.

"APT Real Estate" shall mean APT Real Estate, LLC, a Missouri limited liability company.

"APT Lease" shall mean that certain Lease Agreement dated December 30, 2011 by and between APT Real Estate, as landlord, and Permitted Tenant, as tenant, as the same may be amended as set forth herein, a true and correct copy of which is attached hereto as Exhibit B.

"APTLL Loan Purchase Agreement" shall mean that certain Loan Purchase Agreement of even date herewith by and among APT Leverage Lender, LLC, a Missouri limited liability company, Purchaser, and APT Investment Fund, LLC, a Missouri limited liability company.

“Assignment Assumption and Modification of Lease” shall mean an agreement in mutually agreeable customary form to be agreed upon by the Parties during the Review Period which (a) assigns Seller’s interests under the APT Lease and (b) modifies the terms of the APT Lease as set forth in Section 5.5 hereof.

“Bill of Sale” shall mean a bill or bills of sale in substantially the same form as Exhibit D, attached hereto and made a part hereof, and sufficient to transfer to Purchaser all Tangible Personal Property and Intangible Personal Property (excluding the APT Lease).

“Business Days” shall mean any weekday (Monday through Friday) on which banks chartered by the State of Missouri are open to conduct regular banking business with bank personnel.

“Casualty” shall have the meaning set forth in Section 10.4.

“Certificate of Non-Foreign Status” shall mean a certificate or certificates dated as of the Closing Date in substantially the same form as Exhibit H, attached hereto and made a part hereof.

“Closing” shall mean the consummation of the sale and purchase of the Property provided for herein, to be held at the offices of the Title Company, or such other place as the Parties may mutually agree.

“Closing Certificate” shall mean a certificate or certificates in substantially the same form as Exhibit G, attached hereto and made a part hereof, wherein Seller and Purchaser, respectively, shall represent that the representations and warranties of Seller and Purchaser, respectively, contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.

“Closing Date” shall mean October 21, 2014, or such earlier date mutually agreed to by the Parties, unless automatically extended pursuant to Section 5.3(i) hereof; provided however, the parties agree that the Closing Date shall not be extended later than November 26, 2014.

“Contracts” shall mean those certain Existing Contracts which Purchaser during the Review Period elects in writing to accept assignment of prior to the expiration of the Review Period.  Any such Existing Contract which Purchaser does not so elect to take assignment of shall not be deemed a “Contract” hereunder.

“Deed” shall mean a special warranty deed executed by Seller, as grantor, in favor of Purchaser, as grantee, conveying the Land to Purchaser, subject only to the Permitted Exceptions.

“Delinquent Amounts” shall have the meaning set forth in Section 8.1(c).

“Development Approvals” shall have the meaning set forth in Section 4.4(b).

“Due Diligence Materials” shall have the meaning set forth in Section 4.1.

"Earnest Money Deposit" shall mean the earnest money deposit to be paid by Purchaser pursuant to the provisions of Article 3 hereof.

“Effective Date” shall mean the date set forth in the introductory paragraph of this Agreement.

“Exception Documents” shall mean true, correct and legible copies of each document listed as an exception to title in the Title Commitment.

“Existing Contracts” shall mean all contracts between Seller and any third party or parties listed and described on Exhibit I attached hereto pertaining to or necessary for the operation of the Property, including, but not limited to any agreements that encumber or benefit the Property, warranties, agreements with vendors or service providers, equipment leases, utility contracts, mortgages, or regulatory or other agreements with governmental authorities.

“Final Reconciliation” shall have the meaning set forth in Section 8.1(e).

“Government Action” shall have the meaning set forth in Section 10.19.

“Hazardous Materials” shall mean (a) “hazardous substances” or “toxic substances” as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601 et seq., or by the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., all as now and hereafter amended; (b) “hazardous wastes”, as that term is defined by the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6902 et seq., as now and hereafter amended; (c) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials or substances with the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste substances or materials, all as now and hereafter amended; (d) petroleum including crude oil or any fraction thereof; (e) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. § 2011 et seq., as now and hereafter amended; (f) asbestos in any form or condition; and (g) polychlorinated biphenyl (“PCBs”) or substances or compounds containing PCBs.

“Hazardous Materials Law” shall mean any local, state or federal law relating to environmental conditions or industrial hygiene, including, without limitation, RCRA, CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Waste Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes and ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

“Improvements” shall mean shall mean all buildings, improvements, structures and fixtures now or on the Closing Date located on the Land, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called “infrastructure” improvements.

“Independent Consideration” shall have the meaning set forth in Section 3.1.

“Intangible Personal Property” shall have the meaning set forth in Section 2.1(g).

“Investigations” shall have the meaning set forth in Section 4.3.

“Land” shall mean the real property currently owned by Seller legally described on Exhibit A attached hereto and made a part hereof, together with all of Seller’s rights, titles, appurtenant interests, covenants, licenses, water rights, mineral rights, privileges and benefits thereunto belonging, and Seller’s right, title and interest in and to any easements, right-of-way, rights of ingress or egress or other interests in, on or under any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property including, without limitation, any strips and gores adjacent to or lying between such real property and any adjacent real property.  Following completion of the Survey, the Parties agree that the legal description for the Land contained in the Survey, if different, shall be substituted for the legal description contained on Exhibit A hereto.

“Memorandum” shall have the meaning set forth in Section 10.18.

"Mazuma Loan Purchase Agreement" shall mean that certain Loan Purchase Agreement of even date herewith by and between Mazuma Credit Union, a Missouri credit union, and Purchaser.

"NMTC Documents" shall mean the new market tax credit instruments, agreements or documents affecting or relating to the Property or to Seller or an affiliate of Seller, set forth at Exhibit K.

"NMTC Parties" shall mean U.S. Bancorp Community Development Corporation, KCMO CDE VIII, LLC and APT Investment Fund, LLC.

“Non-cash Security Deposits” shall have the meaning set forth in Section 8.1(d).

“Party” and “Parties” shall each have the meaning set forth in the introductory paragraph of this Agreement.

“Permitted Exceptions” shall mean the APT Lease (as modified as provided herein) and those title exceptions which have been approved in writing by Purchaser, or are deemed to have been approved by Purchaser upon the expiration of the Review Period, but specifically excluding mortgages, deeds of trust, or other liens that can be released with the payment of money other than liens against the Property held by KCMO CDE VIII, LLC.

“Permitted Tenant” shall mean American Performance Technologies, LLC, a Wyoming limited liability company.

“Project” shall have the meaning set forth in Section 4.4(a).

“Promissory Note” shall mean that certain Promissory Note in the form attached hereto as Exhibit L made by APT Real Estate to Purchaser in the amount of Two Hundred Thirty-One Thousand and No/100 Dollars ($231,000.00).

“Property” shall mean the Land, the Improvements located thereon at Closing, any easements for the benefit of the Land, the APT Lease, Tangible Personal Property, Contracts, Intangible Personal Property, the QLICI Loan Documents and the Put and Call Agreement, as more fully set forth in Article II hereof.

“Purchase Price” shall have the meaning set forth in Section 3.3.

"Put and Call Agreement" shall mean that certain Investment Fund Put and Call Agreement dated December 30, 2011, by and between US Bancorp Community Development Corporation, a Minnesota corporation, and APT IP.

"Put and Call Agreement Assignment" shall mean an assignment of Seller's interests and obligations in the Put and Call Agreement in a mutually agreeable customary form to be agreed upon by the Parties during the Review Period.

"QLICI Loan Documents" shall mean those certain loan documents set forth at Exhibit J hereto.

"QLICI Loan Assignment and Assumption" shall mean those certain documents necessary to assign Seller's interest and obligations in the QLICI Loan Documents to Purchaser, and for Purchaser to assume Seller’s obligations under the QLICI Loan Documents in a mutually agreeable customary form to be agreed upon by the Parties during the Review Period.

“Review Period” shall mean a period commencing on the Effective Date and ending on October 21, 2014.

“Survey” shall mean a current ALTA/ACSM Land Title Survey of the Land prepared by Shafer, Kline, Warren, certified to ALTA requirements, at Purchaser's expense, which Survey shall be in a form and content acceptable to Purchaser.  Without limiting the generality of the foregoing, the Survey shall: (a) include a narrative legal description of the Land by metes and bounds (which shall include a reference to the recorded plat, if any), and a computation of the area comprising the Land in both acres and gross square feet (to the nearest one-thousandth of said respective measurement); (b) accurately show the location on the Land of all improvements (dimensions thereof at the ground surface level and the distance therefrom to the facing exterior property lines of the Land), building and set-back lines, parking spaces (including number of spaces), fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially designated 100-year flood plains and flood prone areas, canals, ditches, easements, roads, rights-of-way and encroachments; (c) accurately show the location of encroachments, if any, upon adjoining property, or from adjoining property, upon the Land; (d) be certified as of the date of the Survey to the Seller, the Purchaser, the Title Company, and any third-party lender designated by Purchaser; (e) legibly identify any and all recorded matters shown on said Survey by appropriate volume and page recording references; (f) show the location and names of all adjoining streets and the distance to the nearest streets intersecting the streets that adjoin the Land; and (g) be satisfactory to (and updated from time to time as may be required by) the Title Company so as to permit it to delete the standard exception for survey matters and replace it with an exception for the matters shown on the Survey.  The Survey shall include the following Table A items under the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys effective February 23, 2011:  1, 2, 3, 4 (in square feet or acres), 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 11(b), 13, 16, 17, 18, 19, 20(a), as well as any other Table A optional items that Purchaser shall reasonably determine are necessary based upon the information set forth in the Exception Documents, drafts of the Survey or the Due Diligence Materials.

“Tangible Personal Property” shall have the meaning set forth in Section 2.1(f).

“Title Commitment” shall mean a current commitment or current commitments issued by the Title Company to the Purchaser pursuant to the terms of which the Title Company shall commit to issue the Title Policy to Purchaser in accordance with the provisions of this Agreement, and reflecting all matters which would be listed as exceptions to coverage on the Title Policy.

“Title Company” shall mean First American Title Insurance Company.

“Title Policy” shall mean an ALTA Extended Coverage Owner’s Policy (or policies) of Title Insurance (2006 unmodified form), or comparable State promulgated policies, with liability in the aggregate amount of the Purchase Price, dated as of the Closing Date, issued by the Title Company, insuring title to the fee interest in the Land as being vested in Purchaser, subject only to the Permitted Exceptions, with the following modifications:  (a) the standard exceptions shall be deleted; (b) the exception for survey matters and mechanics' liens shall be deleted and replaced by an exception for the matters shown on the Survey; (c) the exception for ad valorem taxes shall reflect only taxes for the current and subsequent years, not now due and payable; (d) any exception as to parties in possession shall be deleted except for the Permitted Tenant; (e) there shall be no general exception for visible and apparent easements not of record or roads and highways or similar items (with any exception for visible and apparent easements or roads and highways or similar items to be specifically referenced to and shown on the Survey and also identified by applicable recording information); and (f) the Title Policy shall include endorsements, at Purchaser's expense, for Contiguity, Access, Comprehensive, Tax Parcel, Deletion of Arbitration, and Same as Survey and such other endorsements as Purchaser, at Purchaser’s expense, shall reasonably require.  Purchaser shall have the right to require that the Title Company provide contracts of reinsurance of the liability under the Title Policy with reinsurers acceptable to Purchaser if Purchaser determines in its sole discretion that the amount of liability retained by the Title Company or its underwriter exceeds an amount acceptable to Purchaser.

ARTICLE II

AGREEMENTS TO SELL AND PURCHASE

2.1 Agreement to Sell and Purchase Property.  On the Closing Date, subject to the performance by the Parties of the terms and provisions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from Seller, for the Purchase Price therefor and subject to the terms and conditions of this Agreement, the following described property (collectively, the “Property”):

(a)           The Land.

(b)           All rights and appurtenances pertaining to the Land, including any right, title and interest of any Seller in and to adjacent streets, alleys or rights-of-way.

(c)           The Improvements.

(d)           The APT Lease.

(e)           The Contracts.

(f)           All appliances, fixtures, equipment, machinery, tools, automobiles and other motorized vehicles, furniture, carpet, drapes and other personal property, if any, owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”), all of which are listed and described on Exhibit C attached hereto.

(g)           All intangible property (the “Intangible Personal Property”), if any, owned by any Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property including, without limitation, any security deposits under the APT Lease, transferable utility contracts, transferable telephone exchange numbers, plans and specifications, intellectual property, engineering plans and studies, floor plans and landscape plans.

(h)           The Put and Call Agreement Assignment.

(i)           QLICI Loan Documents.

ARTICLE III

PURCHASE PRICE

3.1 Independent Consideration.  Contemporaneous with the execution of this Agreement by Seller, Purchaser shall deliver to Seller a check in the amount of One Hundred Dollars ($100.00) (the “Independent Consideration”) to be held by the Seller pursuant to the terms of this Agreement.  At the Closing, the Independent Consideration shall be applied toward the payment of the Purchase Price.  If Purchaser terminates this Agreement under any right granted to Purchaser hereunder, the Independent Consideration shall be retained by Seller, and the parties hereby agree that the Independent Consideration shall be retained by Seller in consideration of the rights of inspection and investigation granted herein.  If Seller terminates this Agreement under any right granted to Seller hereunder, the Independent Consideration shall be returned to Purchaser.

3.2 Earnest Money.  Within seven (7) days following the Effective Date, Purchaser shall deliver to the Title Company the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) as earnest money (the "Earnest Money Deposit").  The Earnest Money Deposit shall be deposited with and held by the Title Company in a federally insured interest bearing escrow account that can be withdrawn without penalty and shall be nonrefundable to Purchaser, except as expressly provided to the contrary elsewhere in this Agreement.  If Purchaser terminates this Agreement pursuant to a right expressly granted herein the Earnest Money Deposit and all interest earned thereon shall be promptly refunded to Purchaser.

3.3 Purchase Price.  The Purchase Price shall be Three Million Three Hundred Thousand and No/100 Dollars ($3,300,000.00) (the "Purchase Price").

3.4 Payment of Balance of Purchase Price.  The balance of the Purchase Price for the Property shall be delivered by Purchaser at the Closing, in immediately available funds, subject to adjustment as herein provided.

ARTICLE IV

ITEMS TO BE FURNISHED TO PURCHASER BY SELLER

4.1 Due Diligence Materials.  Within ten (10) days after the Effective Date, Seller shall deliver to Purchaser, at Purchaser’s address, for its review and/or copying, the following items respecting the Property to the extent such items are in the direct control of the Seller:

(a) Copies of any documents related to the development of the Property, including without limitation any documentation relating to economic development incentives, zoning, land use, or any agreements with any governmental bodies relating to the Property, if any;

(b) Copies of tax statements or assessments for all real estate and personal property taxes assessed against the Property for the current and the two prior calendar years, if available;

(c) Copies of any and all existing surveys, and any environmental studies or impact reports relating to the Property, if any, including without limitation, any environmental reports, and any approvals, conditions, orders or declarations issued by any governmental authority relating thereto (such studies and reports shall include, but not be limited to, reports indicating whether the Property is or has been contaminated by Hazardous Materials;

(d) Copies of any and the QLICI Loan Documents;

(e) Copies of any NMTC Documents;

(f) Copies of any and all Existing Contracts; and

(g) Copies of any and all litigation files with respect to any pending litigation and claim files for any claims made or threatened, if any, the outcome of which might materially affect the Property or the use and operation of the Property, together with summaries and such other more detailed information as Purchaser may reasonably request with respect to any other pending litigation or claim the outcome of which might materially affect Seller or materially affect the Property (the foregoing items in Sections 4.1(a) through 4.1(g), the Title Commitment, the Exception Documents and the Survey are hereinafter collectively referred to as the "Due Diligence Materials").

4.2 Due Diligence Materials Review.

(a) During the Review Period, Purchaser shall have the right and opportunity to review the Due Diligence Materials delivered or made available by Seller to Purchaser pursuant to the provisions of Section 4.1 above and all other materials or matters that Purchaser determines in its sole discretion that it should review.

(b) With regard to any matter to which Purchaser objects relating to Purchaser's review of the Due Diligence Materials during the Review Period, Seller agrees to use commercially reasonable efforts to resolve such objections.  As to any matter Seller does not resolve, despite commercially reasonable efforts, Purchaser may either (i) waive its objections and close as otherwise contemplated in this Agreement, (ii) extend Seller's period for curing objections or satisfying requirements (but not beyond the Closing Date) or (iii) terminate this Agreement by written notice to Seller prior to the expiration of the Review Period, in which case the Earnest Money Deposit shall be returned to Purchaser; it being understood that Purchaser may elect to terminate this Agreement by written notice to Seller for any reason prior to the expiration of the Review Period, in which case the Earnest Money Deposit shall be returned to Purchaser.

(c) With regard to any matter to which Purchaser objects during the Review Period that constitute liens or other charges of an ascertainable amount other than the Permitted Exceptions, Seller will correct or cause to be released of record at or prior to the Closing any liens or other charges of an ascertainable amount, and if Seller fails to do so, Purchaser shall have the right to cause such matters to be paid at Closing and deducted from the amounts due to Seller at Closing.

4.3 Investigations.

(a) During the Review Period, Purchaser and its agents and designees shall have the right and opportunity to examine the Property for the purpose of inspecting the same and making tests, inquiries and examinations, making soil analyses, conducting engineering and studies, core borings, drillings, surveys, environmental assessments and such other physical due diligence investigations and analyses in, on and to the Property as Purchaser deems necessary to ascertain the suitability of the Property for the intended development.  In addition, during the Review Period, Purchaser and its accountants, agents and designees shall have the right and opportunity of access to rent rolls and rent collections reports relating to the Property as may be necessary for the purpose of examining the same, and Seller shall cause its directors, employees, accountants, and other agents and representatives to cooperate fully with Purchaser in connection with such examinations (the investigations carried out pursuant to the terms set forth in this Section are hereinafter collectively referred to as the "Investigations").  Purchaser shall commence its Investigations promptly following the Effective Date.

(b) With regard to any matter to which Purchaser objects in connection with its Investigations, Seller agrees to use reasonable efforts to resolve such objections. As to any matter Seller does not resolve, despite reasonable efforts, Purchaser may either (a) waive such objections and close as otherwise contemplated in this Agreement or (b) terminate this Agreement by written notice to Seller prior to the expiration of the Review Period, in which case the Earnest Money Deposit shall be returned to Purchaser.

(c) Purchaser and Seller acknowledge and agree that the terms of this Agreement supersede the terms of the Access Agreement and that upon execution of this Agreement, the Access Agreement shall be terminated.

(d) Purchaser shall promptly at its sole cost and expense return all areas of the Property disturbed by the Investigations to its previous physical condition or as close thereto as reasonably possible.

4.4 Developmental Approvals.

(a) Seller understands that it is Purchaser’s intent, following Closing, to redevelop the property for Purchaser’s intended uses (collectively, the “Project”).

(b) During the Review Period, Purchaser may, at Purchaser’s expense, diligently pursue approvals for the following:

(i) subdivision of the Land, including without limitation any required drainage or storm water management, building permits for the planned Project including approval for the construction of utilities, and any necessary governmental approval for access such as curb cuts or entrances and any wetlands or environmental approvals and permits;

(ii) re-zoning, site plan and development plan approvals;

(iii) amendment of any agreements with any governmental bodies;

(iv) negotiation and procurement of any use restriction(s) and reciprocal easement agreement(s) (or amendments or terminations of any existing use restriction(s) or reciprocal easement agreement(s)) for purposes of (a) providing, modifying or terminating the terms of such easements and rights of way over the Property and over adjacent property as Purchaser may reasonably require for the development of the Property and the Project, (b) providing, modifying or terminating the terms of use restrictions for the Property and adjacent property; and

(v) all appropriate municipal, county, state and federal authorities approvals necessary for the development and construction of the Project (the foregoing Subsections 4(b)(i) through (v) shall collectively be referred to herein as the “Development Approvals”).

(c) During the Review Period, Purchaser may commence efforts, and thereafter diligently continue its efforts, to obtain any and all such Developmental Approvals at its own cost and expense.  Seller shall cooperate with Purchaser in this regard and shall, if requested to do so, execute such applications or requests, or subdivision plat, as may be necessary for the owner of the Property to execute, and to provide any information privy to, known to, or in possession of Seller which may be necessary or useful in completing applications, requests, or a legal subdivision of the Land. Purchaser shall endeavor to keep Seller reasonably apprised of Purchaser's efforts in regard to the Developmental Approvals.

4.5 Transaction Restructuring.  Up and until the Closing Date, as an alternative to the transactions contemplated by this Agreement, Purchaser may elect to purchase all of the membership interests in APT Real Estate (and APT will cause Troy A. Covey and William C. Dyess to sell their 0.5% membership interests) and to close on such purchase of such interests for a purchase price of One Dollar ($1.00). If Purchaser elects to purchase all of the membership interests in APT Real Estate as set forth in this Section 4.5, then Purchaser will deliver to Seller no later than thirty (30) days prior to the Closing Date a proposed form of purchase agreement (the "APT Contract"). Purchaser and Seller shall utilize good faith efforts to agree to and execute a final form of the APT Contract prior to the Closing Date. Upon Purchaser's and APT Real Estate's execution of the APT Contract, this Agreement shall terminate whereupon Purchaser and Seller shall have no further obligations or liabilities hereunder. In the event Purchaser and Seller cannot agree to the final form of the APT Contract prior to the Closing Date, this Agreement shall continue on in full force and effect.

ARTICLE V

REPRESENTATIONS, WARRANTEES, COVENANTS AND AGREEMENTS

5.1 Representations and Warranties of Seller.  To induce Purchaser to enter into this Agreement and to purchase the Property, Seller represents and warrants to Purchaser as follows:

(a) Seller has good, marketable, indefeasible and insurable right and title to the Property free and clear of any deeds of trust, mortgages, liens, encumbrances, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, casements, encroachments, claims and any other matters affecting title or use of the Property, except for any matters shown on the Title Commitment.

(b) Seller has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and the joinder of no person or entity will be necessary to convey all of the Property fully and completely to Purchaser at the Closing.  Seller is qualified to do business in the State of Missouri.  The execution by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition that upon notice or lapse of time or both would ripen into a default under, Seller’s bylaws, operating agreement or certificate or articles of organization, any indenture, agreement or instrument or obligation to which Seller is a party or by which the Property or any portion thereof is bound; and does not constitute a violation of any laws, order, rule or regulation applicable to Seller or any portion of the Property of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Seller or any portion of the Property.

(c) There are no third parties in possession of the Property or of any part thereof except for the Permitted Tenant.  Seller has not granted to any party any license, lease or other right relating to the use or possession of the Property.

(d) The APT Lease is the only lease affecting the Property, it has not been modified, changed, altered, superseded, supplemented or amended in any respect, and a true and correct copy of the APT Lease is set forth herein as Exhibit B.

(e) The QLICI Loan Documents have not been modified, changed, altered, superseded, supplemented or amended in any respect other than as set forth in Exhibit J.

(f) The NMTC Documents have not been modified, changed, altered, superseded, supplemented or amended in any respect other than as set forth in Exhibit K.

(g) There are no existing notices or claims of default that have been asserted against Seller as lessor under the APT Lease, and there are no events or conditions existing which, with or without notice or the lapse of time or both, could constitute a monetary or other default by Seller as lessor under the APT Lease, or entitle the Permitted Tenant to offsets or defenses against any of the Permitted Tenant's obligations under the APT Lease.

(h) There are no events or conditions existing which, with or without the giving of notice or the lapse of time or both, could constitute a monetary or other default by the Permitted Tenant under the APT Lease.

(i) Seller has not received any notice of any default under any of the Existing Contracts, the QLICI Loan Documents, the Put and Call Agreement or the NMTC Documents.

(j) There is no pending condemnation, eminent domain, assessment or similar proceeding or charge affecting the Property or any portion thereof, and to Seller's knowledge without duty of inquiry, no such proceeding or charge is contemplated.

(k) To Seller's knowledge, the location, construction, occupancy, operation and use of any building fully or partially occupied by any Permitted Tenant does not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property or the location, construction, occupancy, operation or use thereof, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws and health and environmental laws and regulations.

(l) Seller has received no notice that the location, construction, occupancy, operation and use of the Property is in violation of any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property or the location, construction, occupancy, operation or use thereof, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws and health and environmental laws and regulations.

(m) No work has been performed or is in progress at the Property under contract with Seller, and no materials will have been delivered to the Property under contract with Seller, that might provide the basis for a mechanics', materialmen's or other lien against the Property or any portion thereof, and all amounts due for such work and material shall have been paid and all discharged to Purchaser's satisfaction as of the Closing.  To Seller's knowledge, no work has been performed or is in progress at the Property, and no materials will have been delivered to the Property, that might provide the basis for a mechanics', materialmen's or other lien against the Property or any portion thereof.

(n) Seller is not in default, nor has there been any event or occurrence that will ripen into or constitute a default with notice or passage of time, under any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Property or any portion thereof or under any of the Existing Contracts, the APT Lease, the QLICI Loan Documents, the Put and Call Agreement or the NMTC Documents, and, to Seller's knowledge no other party to any of the foregoing is in default thereunder.

(o) Seller has received no notice of default, under any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Property or any portion thereof or under any of the Existing Contracts, the APT Lease, the QLICI Loan Documents, or the NMTC Documents.

(p) There are no actions, suits or proceedings pending or, to Seller’s knowledge threatened against or affecting the Property or any portion thereof, or relating to or arising out of the ownership or operation of the Property, or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(q) There are no attachments, executions, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws existing or, to Seller’s knowledge, pending or threatened against Seller or the Property.

(r) Except as otherwise set forth on Exhibit E hereto:

(i) No Hazardous Materials have been installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under the Property by Seller or, to Seller's knowledge without duty of inquiry, by any third party.

(ii) No activity has been undertaken on the Property by Seller or, to Seller's knowledge without duty of inquiry, by any third party which would cause (a) the Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within the ambit of RCRA, or any Hazardous Materials Law, (b) a release or threatened release of Hazardous Materials from the Property within the meaning of, or otherwise bring the Property within the ambit of, CERCLA or SARA or any Hazardous Materials Law or (c) the discharge of Hazardous Materials into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Materials which would require a permit under any Hazardous Materials Law.

(iii) No activity has been undertaken with respect to the Property by Seller or, to Seller's knowledge without duty of inquiry, any third party which would cause a violation or support a claim under RCRA, CERCLA, SARA or any other Hazardous Materials Law.

(iv) No investigation, administrative order, litigation or settlement with respect to any Hazardous Materials is in existence with respect to the Property, nor, to Seller's knowledge without duty of inquiry, is any of the foregoing threatened.

(v) No written notice has been received by Seller from any entity, governmental body or individual claiming any violation of any Hazardous Materials Law, or requiring compliance with any Hazardous Materials Law, or demanding payment or contribution for environmental damage or injury to natural resources.

(vi) Seller has not obtained and, to Seller's knowledge, is not required to obtain, and Seller has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses, or similar authorizations to occupy, operate or use the improvements or any part of the Property by reason of any Hazardous Materials Law.

(s) The Existing Contracts are all of the contracts now in effect between Seller and any third party or parties pertaining to or necessary for the operation of the Property.

(t) APT MotoVox Group, Inc., APT Group, Inc., American Performance Technologies, LLC, and APT Powersport and Utility Products, LLC are all of the subsidiaries, affiliates and parents of Seller.

(u) The Purchase Price is sufficient to pay off the CAROJOTO Note (hereinafter defined) and to release the CAROJOTO Deed of Trust (hereinafter defined) as set forth in Section 5.3(j) hereof.

5.2 Seller Indemnification.  Seller hereby agrees to indemnify and defend, at its sole cost and expense, and hold Purchaser harmless from and against and to reimburse Purchaser with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) actually incurred of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Purchaser at any time and from time to time by reason of or arising out of (a) the breach of any representation or warranty of Seller set forth in Section 5.1 or any breach by Seller of any of its covenants and agreements set forth in this Agreement; (b) the failure of Seller, in whole or in part, to perform any obligation required to be performed by Seller pursuant to Section 5.l. or any other part of this Agreement; or (c) the ownership, construction, occupancy, operation, use and maintenance by Seller or its agents of the Property prior to the Closing Date. The provisions of this Article shall survive the Closing of the transaction contemplated by Section 2.1 of this Agreement and shall continue thereafter in full force and effect for the benefit of Purchaser, for a period of five (5) years.  Notwithstanding any provision of this Agreement to the contrary, Purchaser may exercise any right or remedy Purchaser may have at law or in equity should Seller fail to meet, comply with or perform its indemnity obligations required by this Section 5.2. Notwithstanding the foregoing Seller does not indemnify or hold Purchaser harmless from any injury, damages or claims resulting from Purchaser (or Purchaser’s agents and representatives) actions.

5.3 Covenants and Agreements of Seller.  Seller covenants and agrees with Purchaser, from the Effective Date until the Closing with respect to the Property or the earlier termination of this Agreement:

(a) Seller shall continue to operate the Property in the ordinary course, but shall consult with Purchaser and provide Purchaser with information concerning decisions involving the operation of the Property.

(b) Seller shall not enter into any new leases or contracts with respect to the Property without the prior written consent of Purchaser that do not terminate at or prior to the Closing, nor shall Seller modify or amend any of the Contracts without prior written consent of Purchaser.

(c) Seller shall fully maintain and repair any buildings and parcels fully or partially occupied by the Permitted Tenant in compliance with all legal requirements and the terms of the APT Lease, and if Seller shall receive any notice that any part of the Property is in violation of any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property, Seller shall promptly cause such violation to be corrected.

(d) Seller shall maintain, or shall cause to be maintained, in full force and effect public liability insurance with respect to damage or injury to persons or property occurring on or relating to operation of the Property in commercially reasonable amounts.

(e) Seller shall maintain, or shall cause to be maintained, in full force and effect property insurance with respect to damage or casualty to the Property in commercially reasonable amounts sufficient to avoid the application of any coinsurance provisions in such insurance policies.

(f) Seller shall pay, or shall cause to be paid, when due all bills and expenses of the Property.  Seller shall not enter into, subject the Property to, or assume any new agreements with regard to the Property, without the prior written consent of Purchaser.

(g) Seller shall pay, or shall cause to be paid, when due all payments, bills and expenses owed under the QLICI Loan Documents and the NMTC Documents.

(h) Seller shall not create or permit to be created any liens, easements or other matters affecting any portion of the Property or the uses thereof, without the prior written consent of Purchaser.

(i) Seller shall work diligently to obtain the NMTC Parties' written consent and execution of all documents necessary effectuate the transactions contemplated by this Agreement and Purchaser shall use reasonable efforts to cooperate with Seller in obtaining such consents and agreements. Notwithstanding the foregoing, in the event the NMTC Parties have not provided written consent and all executed agreements necessary to effectuate the transactions contemplated by this Agreement by September 30, 2014, the Closing Date shall automatically be extended to the date ten (10) days following the date the NMTC Parties have provided written consent and executed agreements; provided however, the parties agree that the Closing Date shall not be extended later than November 26, 2014.

(j) With respect to that certain Promissory Note given by APT Real Estate to CAROJOTO, L.LC., dated December 29, 2011 (the “CAROJOTO Note”), which is secured by that certain Deed of Trust, Security Agreement and Assignment of Leases and Rents given by APT Real Estate to CAROJOTO, L.LC., dated December 29, 2011, and recorded January 3, 2012 with the Jackson County, Missouri Recorder of Deeds as Document No. 2012E0000302 (the " CAROJOTO Deed of Trust”), Seller shall obtain a payoff letter from CAROJOTO, L.LC. with the balance due under the CAROJOTO Note due as of the Closing Date, Seller shall pay off the CAROJOTO Note in full, and Seller shall obtain and deliver to the Title Company for recording a full Deed of Release from CAROJOTO, L.LC. releasing the CAROJOTO Deed of Trust.

5.4 Representations and Warranties of Purchaser.  To induce Seller to enter into this Agreement and to sell the Property, Purchaser represents and warrants to Seller as follows:

(a) Purchaser has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and the joinder of no person or entity will be necessary to purchase the Property from Seller at Closing.

(b) There are no actions, suits or proceedings pending, or to the actual knowledge of Purchaser, threatened, before or by any judicial body or any governmental authority, against Purchaser which would affect in any material respect Purchaser’s ability to proceed with the transaction contemplated by this Agreement.

(c) Seller acknowledges and agrees that such representations and warranties herein which are based solely on the “actual knowledge” shall mean the actual knowledge of Marc G. Naughton and Randy D. Sims, with no duty of investigation or inquiry with other necessary third parties, for the purpose of making these representations, prior to the execution of this Agreement.  Notwithstanding any contrary provision of this Agreement, in no event shall the foregoing individuals have any personal liability or obligation hereunder.

5.5 Assignment Assumption and Modification of APT Lease.  The Assignment Assumption and Modification of APT Lease shall include the following modifications to the APT Lease:

(a) The lease term for the 8844 Hillcrest Road portion of the leased premises under the APT Lease will terminate on July 1, 2017, and upon such termination, Permitted Tenant must vacate and surrender 8844 Hillcrest Road and remove all its tangible personal property and equipment therefrom;

(b) The lease term for 8830 Hillcrest Road portion of the leased premises under the APT Lease will terminate on April 1, 2018, and upon such termination, Permitted Tenant must vacate 8830 Hillcrest Road and remove all its tangible personal property and equipment therefrom;

(c) Permitted Tenant may terminate the APT Lease prior to the dates set forth herein upon thirty days' written notice to Purchaser;

(d) Purchaser, as landlord under the assigned and modified APT Lease, will no longer be obligated to provide equipment or to make improvements to the leasehold property;

(e) The lease shall be triple net and contain representations, warranties, covenants, conditions, indemnities and other provisions customary and ordinary for such a lease agreed to by Purchaser in Purchaser's reasonable discretion;

(f) The rental rate for 8844 Hillcrest portion of the leased premises under the APT Lease will be $18,333 per month with the first payment due at Closing; and

(g) The rental rate for 8830 Hillcrest portion of the leased premises under the APT Lease will be $1,663 per month with the first payment due at Closing.

ARTICLE VI

CONDITIONS TO OBLIGATIONS

6.1 Conditions to Purchaser’s Obligations.  The obligations of Purchaser to purchase the Property from Seller and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at all times prior to and as of the Closing with respect to the Property (or such other time period specified below), of each of the following conditions:

(a) The consummation and closing of the APTLL Loan Purchase Agreement and the Mazuma Loan Purchase Agreement shall have occurred, or Purchaser’s shall be satisfied that APTLL Loan Purchase Agreement and the Mazuma Loan Purchase Agreement shall be consummated and closed.

(b) All of the representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of, the Closing; Seller shall have good, marketable, indefeasible and insurable right and title to the Property, free and clear of any deeds of trust, mortgages, liens, encumbrances, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, casements, encroachments, claims and any other matters affecting title or use of the Property, except for the Permitted Exceptions.

(c) Seller shall have executed and delivered all of the items, instruments and documents required by this Agreement to be executed or delivered, by it prior to, or as of, the Closing, and Seller shall have performed, observed, satisfied and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed or satisfied or complied with by it prior to, or as of, the Closing.

(d) Seller shall not be in receivership or dissolution or have made any assignment for the benefit of creditors, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated a bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against it.

(e) No material or substantial adverse change shall have occurred with respect to the condition, financial or otherwise, of the Property.

(f) No material or substantial adverse change shall have occurred with respect to the QLICI Loan Documents or the NMTC Documents.

(g) Neither the Property nor any part thereof or interest therein shall have been taken by execution or other process of law in any action prior to Closing, nor shall any action or proceeding seeking any such taking be threatened or pending.

(h) The condition of the Property shall not have materially changed from the state it existed in on the date the Review Period expired or was waived.

(i) The NMTC Parties shall have provided written consent and execution of all documents necessary effectuate the transactions contemplated by this Agreement.

6.2 Failure of Conditions to Purchaser’s Obligations.  In the event any one or more of the conditions to Purchaser’s obligations are not satisfied or waived in whole or in part at any time prior to or as of the Closing, Purchaser, at Purchaser’s option, shall be entitled to:  (a) terminate this Agreement with regard to the Property by giving written notice thereof to Seller, whereupon the Earnest Money Deposit shall be immediately refunded to Purchaser and Purchaser shall have no further obligations or liabilities hereunder; or (b) proceed to Closing hereunder.  Notwithstanding the foregoing, to the extent that Purchaser shall elect not to proceed to Closing hereunder with respect to the Property, Purchaser will deliver all of the Due Diligence Materials regarding such Property, at the direction of Seller.

ARTICLE VII

PROVISIONS WITH RESPECT TO THE CLOSING

7.1 Seller’s Closing Obligations.  At the Closing with respect to the Property, Seller shall furnish and deliver to the Purchaser the following:

(a) The Deed, the Assignment Assumption and Modification of Lease, Put and Call Agreement Assignment, the QLICI Loan Assignment and Assumption, Bill of Sale, Promissory Note, Certificate of Non-Foreign Status, Closing Certificate, each document being duly executed and acknowledged by the applicable Seller and in recordable form, where appropriate, in the state and county in which the Property is located, and acceptable to Purchaser.

(b) The CAROJOTO Deed of Release.

(c) The Title Policy.

(d) Such assignments, agreements or other documentation necessary to effectuate assignment of the Developmental Approvals, and all necessary approvals of such assignment by all governmental authorities as Purchaser shall determine to be necessary.

(e) Such affidavits or letters of indemnity from Seller as the Title Company shall reasonably require in order to omit from the Title Policy all exceptions for unfilled mechanics', materialman’s or similar liens and rights of parties in possession.

(f) A letter advising the Permitted Tenant under the APT Lease of the change in ownership of the premises and directing them to pay rent to Purchaser or as Purchaser may direct in a form and substance reasonably satisfactory to Purchaser.

(g) Releases sufficient to discharge of record any mortgages, deeds of trust, or other liens affecting the Property other than the Permitted Exceptions.

(h) Any assignable bonds, warranties or guaranties which are in any way applicable to the Property or any part thereof.

(i) All keys for the Property, including without limitation keys for maintenance areas, storage rooms and equipment, with the identification of the lock to which each key relates.

(j) Such instruments or documents as are necessary, or reasonably required by Purchaser or the Title Company, to evidence the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the transaction contemplated hereby.

(k) Purchaser shall receive a credit against the Purchase Price for the fully funded tenant security deposits, and other deposits under the APT Lease, if any.

(l) The originals of all of the Contracts (to the extent available, and if unavailable, copies certified by Seller to be true, complete and correct), together with such notices to all parties to such Contracts as shall be necessary or desirable to cause all such Contracts to be transferred to Purchaser.

(m) An updated listing of all Existing Contracts together with a certification signed by Seller, certifying that the updated list of Existing Contracts set forth in Exhibit I is complete and accurate in all respects.

(n) Such notices to service providers, manufacturers of equipment and personal property transferred pursuant to this transaction, and utility companies providing utility services to the Property, and any party to any other Contract (to the extent required by any such Contract or deemed appropriate by Purchaser) as shall be necessary or desirable to cause all applicable warranties and Contracts to be transferred to Purchaser, provided that Purchaser shall notify Seller of its requirements for such notices prior to the expiration of the Review Period.

(o) Seller shall furnish a certification in the form attached hereto as Exhibit G that all representations and warranties contained in this Agreement remain true and correct as of the Closing Date; Seller shall have good, marketable, indefeasible and insurable right and title to the Property, free and clear of any deeds of trust, mortgages, liens, encumbrances, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, casements, encroachments, claims and any other matters affecting title or use of the Property, except for the Permitted Exceptions.

(p) Such other and further documents and instruments, to be signed by Seller, as Purchaser may reasonably deem necessary in order to carry out the transaction contemplated by this Agreement.

7.2 Purchaser’s Closing Obligations.  At the Closing with respect to the Property, Purchaser shall furnish and deliver to Seller, at Purchaser’s expense, the following:

(a) Immediately available collected funds payable to the order of Seller or to CAROJOTO, L.LC., as the case may be, representing the Purchase Price due in accordance with Section 3.3 hereof.

(b) The Assignment Assumption and Modification of Lease, the Closing Certificate and Certificate of Non-Foreign Status duly executed and acknowledged by Purchaser.

(c) Such instruments or documents as are necessary, or reasonably required by Seller or the Title Company, to evidence the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the transaction contemplated hereby.

(d) Purchaser shall furnish a certification in the form attached hereto as Exhibit G that all representations and warranties contained in this Agreement remain true and correct as of the Closing Date.

ARTICLE VIII

EXPENSES OF CLOSING

8.1 Adjustments.  Statements of prorations and other adjustments shall be prepared by Seller in conformity with the provisions of this Agreement and submitted to Purchaser for review and approval not less than five (5) Business Days prior to the Closing Date.  For purposes of prorations, Purchaser shall be deemed the owner of the Property on the Closing Date.  In addition to the prorations and other adjustments that may otherwise be provided for in this Agreement, the following items are to be prorated or adjusted, as the case may require, as of the Closing Date:

(a) Except as otherwise specifically provided in Section 8.1(b) hereof, all real estate and personal property taxes, (except for special assessments), water or sewer charges, gas, electric, telephone or other utilities, operating expenses, or other normally proratable items, shall be prorated between Seller and Purchaser as of the Closing Date on the basis of the last ascertainable bills and invoices (and re-prorated upon receipt of the actual bills or invoices) unless in the case of utilities, final meter readings can be obtained.

(b) Seller shall pay all real estate taxes and all special assessments, of whatever kind, accruing against the Property prior to the year in which the Closing occurs. All real estate taxes, sewer rents and taxes, or any other governmental tax or charge, levied or assessed against the Property for the year in which the Closing occurs (irrespective of when such taxes, assessments and charges are due and payable), except for any installments of special assessments, it being agreed that payment in full of such special assessments shall be the responsibility of Seller, shall be prorated between Purchaser and Seller as of the Closing Date.  If the precise amount of taxes or other charges to be prorated hereunder for the year in which the Closing occurs cannot be ascertained on the Closing Date, proration shall be computed on the basis of the taxes other charges to be prorated hereunder payable for the year preceding the year in which the Closing occurs, with readjustment to be made as soon as reasonably practicable after the actual assessed valuation and the actual rate are determined.

(c) The rent payable by the Permitted Tenant under the APT Lease shall be prorated between Seller and Purchaser as of the Closing Date, with Purchaser to receive a credit for all rents (including expense “pass throughs” or common area maintenance charges paid on a periodic basis, if any, after Closing), whether collected or uncollected by Seller, for the month during which Closing occurs.  Purchaser shall cause all rent and all other sums which are due and payable to Seller for the period prior to Closing by the Permitted Tenant but uncollected as of the Closing (including expense “pass throughs” or common area maintenance charges paid on a periodic basis, if any, after Closing), to be remitted to Seller after the completion of the Final Reconciliation (hereinafter defined) to be completed by Purchaser, if, as and when collected (provided Seller’s share of rent collected by Purchaser for the month of Closing (less any and all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Purchaser in the collection thereof) shall be remitted by Purchaser to Seller within five (5) Business Days of Purchaser’s receipt thereof, and not after the Final Reconciliation has been completed), and if received by Seller after Closing, Seller shall remit to Purchaser its share thereof, if any.  Purchaser will make a commercially reasonable effort for three (3) months following Closing to collect such sums (but in no event shall Purchaser be obligated to bring a legal claim therefor) however, Seller shall retain the right to collect such sums itself, including the right to bring a legal claim therefor.  At Closing, Seller shall deliver to Purchaser a schedule of all rent, charges and other amounts payable by the Permitted Tenant for the month in which the Closing occurs, and in a separate disclosure, all delinquent rents owed for months prior to Closing, and any amount due and owing to Seller before the Closing by the Permitted Tenant under the APT Lease which are unpaid on the Closing Date, or if the exact amount of such payment is not ascertainable at that time, a statement describing what such payment is to be made for (such amounts are collectively referred to herein as the “Delinquent Amounts”).  Notwithstanding the foregoing or any direction from the Permitted Tenant to the contrary, rental and other payments received by Purchaser from the Permitted Tenant shall first be applied toward Purchaser’s actual costs of collection (including reasonable attorneys’ fees), then toward the payment of rent and other charges for the month of Closing, and thereafter toward the payment of rent and other charges owed to Purchaser for periods after the Closing, and any excess monies received shall be applied toward the payment of Delinquent Amounts.  Purchaser may not waive any Delinquent Amounts or modify the APT Lease so as to reduce amounts or charges owed under APT Lease for any period in which Seller is entitled to receive a share of charges or amounts, without first obtaining the written consent of Seller.

(d) Any proration which must be estimated at Closing shall be re-prorated and finally adjusted as soon as practicable after the Closing Date with any refunds payable to Seller or Purchaser to be made as soon as practicable; otherwise all prorations shall be final.  Purchaser shall, as soon as is reasonably practicable, complete a reconciliation of operating expenses for the year 2014 incurred with respect to the operation of the Property (the “Final Reconciliation”).  Seller shall furnish to Purchaser any operating expense information for the year 2014 which is compiled before the Closing Date.  Any final prorations to be based upon the Final Reconciliation shall be settled between Seller and Purchaser within thirty (30) days after the completion of the Final Reconciliation.  Amounts on deposit with utility companies shall not be prorated; provided, however, that promptly following the Closing, Purchaser shall substitute its own deposit for any amounts on deposit with utility companies and shall refund to Seller any portion of Seller’s deposit which is refunded by the utility company.  The rights, covenants and obligations contained in this Section 8.1(e) shall survive the Closing.

8.2 Closing Costs.  In addition to all other costs and expenses which are required to be paid by the Parties pursuant to other provisions of this Agreement, the costs of Closing shall be allocated as follows:

Purchaser	Cost/Expense	Seller

Seller’s legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered by Seller hereunder, including without limitation, the cost of performance by Seller of its obligations hereunder
X

X
Purchaser’s legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered by Seller hereunder, including without limitation, the cost of performance by Seller of its obligations hereunder

X	Title examination fees and premiums for the Title Commitment and Title Policy in the amount of the Purchase Price

X	Survey, as revised

X	Cost of any Environmental Report

	Applicable state and local transfer taxes or fees, if any	X

Charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement or any agreement or document described or referred to herein
X

½	Title Company closing or escrow charges	½

8.3 Commissions/Broker’s Fees.  Seller hereby represents and warrants to Purchaser that it has not taken any action that would result in any real estate broker’s, finder’s or other fees being due or payable to any party with respect to the transaction contemplated hereby.  Purchaser hereby represents and warrants to Seller that Purchaser has not contacted any real estate broker, finder or any other party in connection with this transaction contemplated hereby, and that it has not taken any action that would result in any real estate broker’s, finder’s or other fees being due or payable to any party with respect to the transaction contemplated hereby, or being due and payable by Seller with respect to any subsequent sale, lease, purchase or other transaction by Purchaser with respect to all or any portion of the Property.  Each Party hereby indemnifies and agrees to hold the other Party harmless from any loss, liability, damage, cost or expenses (including reasonable attorneys’ fees) resulting to such other Party by reason of a breach of the representation and warranty made by such Party herein.

ARTICLE IX

DEFAULT AND REMEDIES

9.1 Seller’s Default; Purchaser’s Remedies.

(a) Seller’s Default.  Seller shall be deemed to be in default hereunder upon the occurrence of one of the following events: (i) any of Seller’s warranties or representations set forth herein shall be untrue in any respect when made or at Closing; or (ii) Seller shall fail to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, which, in either of such events, is not cured by Seller within ten (10) days following receipt by Seller of written notice of default from Purchaser, unless such default cannot with due diligence be wholly cured within such period, in which case Seller shall have such longer period (not to exceed forty-five (45) days from the date of notice of the default) as shall be reasonably necessary to cure the default.

(b) Purchaser's Remedies.  In the event Seller shall be deemed to be in default hereunder Purchaser may, at Purchaser's sole option, do any one or more of the following: (i) terminate this Agreement by written notice delivered to Seller on or before the Closing whereupon the Earnest Money Deposit shall be immediately refunded to Purchaser and Purchaser shall have no further rights or obligations hereunder; and/or (ii) enforce specific performance of this Agreement against Seller including Purchaser's reasonable costs and attorneys' fees and court costs in connection therewith; and/or (iii) exercise any other right or remedy Purchaser may have at law or in equity by reason of such default including, but not limited to, the recovery of reasonable attorneys' fees and court costs incurred by Purchaser in connection herewith.

9.2 Purchaser’s Default; Seller’s Remedies.

(a) Purchaser’s Default.  Purchaser shall be deemed to be in default hereunder upon the occurrence of one of the following events: (i) any of Purchaser’s warranties or representations set forth herein shall be untrue in any respect when made or at Closing; or (ii) Purchaser shall fail to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement which, in either of such events, is not cured by Purchaser within ten (10) days following receipt by Purchaser of written notice of default from Seller, unless such default cannot with due diligence be wholly cured within such period, in which case Purchaser shall have such longer period (not to exceed forty-five (45) days from the date of notice of the default) as shall be reasonably necessary to cure the default.

(b) Seller’s Remedies.  In the event that Purchaser shall be deemed to be in default hereunder, Seller may (i) terminate this Agreement by written notice to Purchaser and retain the Earnest Money Deposit as liquidated damages (the parties recognizing that it would be extremely difficult to ascertain the extent of actual damages caused by Purchaser's breach, and that the Earnest Money Deposit represents as fair an approximation of such actual damages as the parties can now determine), or (ii) enforce specific performance of this Agreement against Purchaser including Seller's reasonable costs and attorneys’ fees and court costs in connection therewith.

ARTICLE X

MISCELLANEOUS

10.1 Survival.  All of the representations, warranties, covenants, agreements and indemnities of Seller and Purchaser contained in this Agreement, unless otherwise specified, shall survive the Closing for a period of five (5) years from the Closing Date and shall not merge upon the acceptance of the Deed by Purchaser.

10.2 Assignment.  Without Purchaser’s prior written consent, Seller will not assign all or any of its interest under this Agreement.  Notwithstanding the foregoing, Seller may assign its right to receive the Purchase Price under this Agreement, provided that any such assignment shall not constitute a release of Seller from its obligations under this Agreement. Purchaser may assign its rights under this Agreement, provided that any such assignment shall not constitute a release of Purchaser from its obligations under this Agreement.

10.3 Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return-receipt requested, or (c) delivered by a recognized delivery service as follows:

If intended for Purchaser:	Cerner Property Development, Inc. c/o Cerner Corporation 2800 Rock Creek Parkway Kansas City, Missouri 64117-2551 Attention: Chief Financial Officer

With a copy to:	Cerner Corporation 2800 Rock Creek Parkway, Suite 601 Kansas City, Missouri 64117-2551 Attention: Chief Legal Officer

And with a copy to:	Stinson Leonard Street LLP 1201 Walnut, Suite 2900 Kansas City, Missouri 64106 Attention: David W. Frantze, Esq.

If intended for Seller:	APT Real Estate, LLC 8844 Hillcrest Road Kansas City, Missouri 64138 Attention: Troy Covey

With a copy to:	Seigfreid Bingham, P.C. 911 Main Street, Suite 2800 Kansas City, Missouri 64105 Attention: Steve Kyle, Esq.

or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided.  A notice, request and other communication shall be given as follows: (i) if delivered in person, upon the date of delivery or refusal to accept delivery, (ii) if by a recognized overnight delivery service one Business Day following deposit with such overnight delivery service with overnight delivery charges paid, or (iii) if sent by certified mail, return-receipt requested, with postage prepaid three (3) Business Days following such deposit; provided that if a notice, request or other communication is served by hand on a day which is not a Business Day, or after 5:00 P.M. (recipient’s local time) on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 A.M. on the first Business Day thereafter.

10.4 Casualty.

(a) If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Property or any portion thereof are destroyed or damaged by fire or any other casualty (a “Casualty”), Seller shall give written notice of each such Casualty to Purchaser promptly after the occurrence of such Casualty, and, if the cost to repair the damage resulting from such Casualty would equal or exceed One Hundred Thousand and No/100 Dollars ($100,000.00) or such Casualty would otherwise materially impair the value of the Property, Purchaser shall have the right to elect, by providing written notice to Seller within thirty (30) days after Purchaser’s receipt of written notice of such Casualty, to (i) terminate this Agreement in its entirety, or (ii) proceed to Closing, without terminating this Agreement, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (y) the applicable insurance deductible plus any uninsured amount of the repair or restoration cost, and (z) the reasonable estimated costs for the repair or restoration of the Property required by such Casualty, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty, business interruption, lost profits, and other applicable insurance policies maintained by any Seller with respect the Property (except those proceeds specifically payable in connection with and allocable to business interruption and lost profits and costs incurred by any Seller for the period prior to the Closing) to the extent assignable, and if such proceeds are not assignable, Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the amount of such proceeds. If the Closing is scheduled to occur within Purchaser’s thirty (30) day election period, the Closing Date shall, upon Purchaser’s election, be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period.

(b) Notwithstanding anything to the contrary contained herein, if at any time after the Effective Date and prior to Closing, a Casualty occurs with respect to any building fully or partially occupied by any Permitted Tenant, Seller shall promptly notify Purchaser in writing of such Casualty and shall comply with the casualty provisions of the Lease of such Permitted Tenant.  If such Lease may be terminated as a result of the Casualty, then Seller shall, concurrently with Seller’s notice of Casualty, notify Purchaser of such right to terminate such Lease and Purchaser shall have the right to elect, by providing written notice to Seller within the timeframes allowed under the Lease, to cause Seller to (i) terminate the Lease in its entirety; or (ii) to comply with the terms of the Lease with respect to the Casualty.  In the event the Lease is not terminated and under the terms of the Lease Seller is to make repairs to the premises demised by such Lease, Purchaser shall have the right to delay Closing until such repairs are completed, and the Closing shall be conditioned upon written confirmation from such Permitted Tenant (including delivery from such Permitted Tenant to Purchaser of an estoppel certificate, in form acceptable to Purchaser substantially similar to the form set forth herein at Exhibit F) that such repairs were satisfactorily completed and such Lease are in full force and effect.  Seller shall indemnify and defend, at its sole cost and expense, Purchaser, its successors and assigns, for any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) actually incurred of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Purchaser at any time and from time to time by reason of or arising out of any repairs performed after the Effective Date and prior to Closing under any casualty provisions of the APT Lease.

10.5 Entire Agreement; Modifications.  This Agreement, together with the other documents, instruments and agreements heretofore or hereinafter entered into in connection with the transactions contemplated herein, embody and constitute the entire understanding between the Parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement.  Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

10.6 Captions.  The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

10.7 Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

10.8 Time is of the Essence.  With respect to all provisions of this Agreement, time is of the essence.  However, if the first date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall be extended to the next day which is a Business Day.

10.9 Waiver of Conditions.  Any Party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such Party that states specifically (a) the condition being waived (identified by reference to the Section of this Agreement containing such condition) and (b) the express intent of such Party to make such waiver.  No waiver by a Party of any breach of this Agreement or of any warranty or representation hereunder by the other Party shall be deemed to be a waiver of any other breach by such other Party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a Party after any breach by the other Party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other Party, whether or not the first Party knows of such breach at the time it accepts such payment or performance.  No failure or delay by a Party to exercise any right it may have by reason of the default of the other Party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first Party while the other Party continues to be so in default.

10.10 Confidentiality.  Except as hereinafter provided, from and after the execution of this Agreement, Seller and Purchaser shall keep this Agreement and the contents hereof confidential and shall not disclose the contents hereof except (if and to the extent reasonably necessary) to their respective attorneys, accountants, engineers, surveyors, financiers, bankers and other parties necessary for the consummation of the contemplated transactions and except to the extent any such disclosure is reasonably necessary in connection with the enforcement of the right of a Party hereunder or is required to be disclosed by Purchaser under the rules and regulations of the Securities and Exchange Commission.

10.11 Attorneys’ Fees.  In the event suit is brought or an attorney is retained by any party to this Agreement to enforce the terms of this Agreement or to collect for the breach hereof or for the interpretation of any provision herein in dispute, the prevailing Party shall be entitled to recover, in addition to any other remedy, reasonable attorneys’ fees, court costs, costs of investigation and other related expenses incurred in connection therewith.  If suit is commenced, attorneys’ fees shall be fixed by the court.

10.12 Remedies Cumulative.  Except as herein expressly set forth, no remedy conferred upon a Party by this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given herein or now or hereafter existing at law, in equity or by statute.

10.13 Terminology.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The words “herein”, “hereof”, “hereunder” and similar terms shall refer to this Agreement unless the context requires otherwise.  Whenever the context so requires, the neuter gender includes the masculine and/or feminine gender, and the singular number includes the plural and vice versa.

10.14 Estoppel.  Each Party confirms and agrees that (a) it has read and understood all of the provisions of this Agreement; (b) it is an experienced real estate investor and is familiar with major sophisticated transactions such as that contemplated by this Agreement; (c) it has negotiated with the other Party at arm’s length with equal bargaining power; and (d) it has been advised by competent legal counsel of its own choosing.

10.15 Joint Preparation.  This Agreement (and all exhibits thereto) is deemed to have been jointly prepared by the Parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any Party, but shall be interpreted according to the application of the rules of interpretation for arm’s-length agreements.

10.16 Counterparts.  This Agreement may be executed in counterparts, and it is agreed that such counterpart signatures, when assembled into a single document with multiple signature pages, shall be binding upon and enforceable against the parties hereto to the same extent as if all signatures were set forth on the same copy of this Agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

10.17 Joint and Several Liability.  In the event that the Seller consists of more than one individual or entity, the liabilities and obligations of each party constituting the Seller shall be the joint and several obligations of each such party.

10.18 Recording.  This Agreement shall not be recorded. At Purchaser’s request, the Parties will execute a memorandum of this Agreement (“Memorandum”) which Memorandum shall, at Purchaser’s request, be recorded in the public land records for Jackson County, Missouri, promptly following Purchaser’s request.

10.19 Cooperation and Support.  Seller shall fully cooperate with Purchaser, and shall use reasonable efforts to cause its agents, representatives and contractors to cooperate with Purchaser, including the execution of all documents reasonably necessary, should Purchaser pursue or request approval of any of the following (collectively “Governmental Actions”) with respect to the Property: (a) rezoning or subdivision applications, (b) site plans, development plans and preliminary plans, including without limitation any amendments to or revisions of any such plans, (c) creation of any benefit, development or special assessment district, including without limitation any transportation development district or other special financing district, or (d) a request for governmental assistance or development incentives, including without limitation the Developmental Approvals set forth in Section 4.4 hereof.  Seller hereby covenants and agrees that it will not oppose, and will as requested offer its support for and endorsement of, all Governmental Actions sought by Purchaser or any assignee from time to time.  The covenants and agreements set forth in this Section 10.19 shall survive any termination or expiration of this Agreement, or any closing of the transactions contemplated herein.

10.20 Press Releases.  Seller and Purchaser each agree that, except to the extent otherwise provided herein and except to the extent that it is legally required to issue any public statement or release, prior to the Closing it will not make any public statement, including without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed.

10.21 Waiver of Jury Trial.  PURCHASER AND SELLER HEREBY EXPRESSLY COVENANT AND AGREE TO IRREVOCABLY WAIVE THE RIGHT TO ANY TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION OR JUDICIAL PROCEEDING RELATED TO, DIRECTLY OR INDIRECTLY, OR IN ANY WAY CONCERNING THIS AGREEMENT OR THE CONDUCT, OMISSION, ACTION, OBLIGATION, DUTY, RIGHT, BENEFIT, PRIVILEGE, OR LIABILITY OF A PARTY HEREUNDER, TO THE FULLEST EXTENT PERMITTED BY LAW.  THIS WAIVER OF RIGHT OF TRIAL BY JURY IS SEPARATELY GIVEN AND IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY PURCHASER AND SELLER, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL.  THIS WAIVER IS INTENDED TO AND DOES ENCOMPASS EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE.  PURCHASER AND SELLER EACH CERTIFY AND REPRESENT TO EACH OTHER THAT NO PARTY, REPRESENTATIVE OR AGENT OF PURCHASER OR SELLER (INCLUDING, BUT NOT LIMITED TO, THEIR RESPECTIVE COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO PURCHASER OR SELLER OR TO ANY AGENT OR REPRESENTATIVE OF PURCHASER OR SELLER (INCLUDING BUT NOT LIMITED TO, THEIR RESPECTIVE COUNSEL) THAT THEY WILL NOT SEEK TO ENFORCE THIS WAIVER OF A RIGHT TO JURY TRIAL.  THIS WAIVER SHALL APPLY TO ANY FUTURE AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS OF THIS AGREEMENT.

10.22 Governing Law; Venue.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri applicable to agreements made and to be performed entirely within such state, including all matters of enforcement, validity and performance.  With respect to any claim or cause of action which may be brought by a Party resulting from this transaction and/or from any act, omission or condition relating in any manner to this Agreement and its terms and/or relating to the interpretation or construction of this Agreement, the Parties hereby consent to the jurisdiction of the Circuit Court of Jackson County, State of Missouri, or the United States District Court for the Western District of Missouri.

[The remainder of the page intentionally left blank.  Signature pages follow.]

EXECUTED to be effective as of the Effective Date.

SELLER:

APT REAL ESTATE, LLC,
a Missouri limited liability company

By:_______________________________
      Troy A. Covey, Manager

APT IP HOLDINGS, LLC,
a Wyoming limited liability company

By:_______________________________
       Troy A. Covey, Manager

PURCHASER:

CERNER PROPERTY DEVELOPMENT, INC.,
a Delaware corporation

_________________________________
By: ______________________________
Its: ______________________________

CONSENT OF LESSEE

American Performance Technologies, LLC, a Wyoming limited liability company, as the sole lessee of the Land, executes this Agreement for the purposes of consenting to the Assignment Assumption and Modification of the APT Lease pursuant to the terms hereof and hereby agrees to use good faith efforts to cooperate with Purchaser and Seller in order to effectuate the terms of this Agreement as of the date first above written and agrees to the modification of the APT Lease as set forth in Section 5.5 hereof.

AMERICAN PERFORMANCE TECHNOLOGIES, LLC

By:
Troy A. Covey, Manager

EXHIBIT A

The Land

TRACT 1:

A PORTION OF LOT 2, AMENDED PLAT OF BENJAMIN PLAZA FOURTH PLAT, A SUBDIVISION IN KANSAS CITY, JACKSON COUNTY, MISSOURI, MORE PARTICULARLY DESCRIBED AS FOLLOWS: BEGINNING AT THE SOUTHEAST CORNER OF SAID LOT 2, BEING ALSO THE NORTHEAST CORNER OF LOT 3 OF SAID AMENDED PLAT OF BENJAMIN PLAZA FOURTH PLAT, AND A POINT ON THE WESTERLY RIGHT-OF-WAY LINE OF HILLCREST ROAD, AS NEW ESTABLISHED; THENCE GENERALLY WESTERLY ALONG THE COMMON LINE BETWEEN SAID LOTS 2 AND 3, THE FOLLOWING COURSES AND DISTANCES; THENCE NORTH 55° 02’ 48" WEST, 123.69 FEET; THENCE SOUTH 36° 32’ 31" WEST, 10.37 FEET; THENCE NORTH 53° 27’ 29" WEST 15.94 FEET; THENCE CONTINUING NORTH 53° 27’ 29" WEST, NO LONGER ALONG THE COMMON LINE BETWEEN SAID LOTS 2 AND 3, A DISTANCE OF 19.87 FEET; THENCE NORTH 31° 45’ 08" EAST, 72.27 FEET; THENCE NORTHEASTERLY ALONG A CURVE TO THE RIGHT, TANGENT TO THE LAST DESCRIBED COURSE, HAVING A RADIUS OF 1000.00 FEET AND A CENTRAL ANGLE OF 15° 35’ 37", AN ARC DISTANCE OF 272.16 FEET; THENCE SOUTHEASTERLY ALONG A CURVE TO THE RIGHT, HAVING AN INITIAL TANGENT BEARING OF SOUTH 53° 15’ 18" EAST, A RADIUS OF 150.00 FEET AND A CENTRAL ANGLE OF 12° 36’ 38", AN ARC DISTANCE OF 33.01 FEET; THENCE SOUTH 40° 38’ 40" EAST, TANGENT TO THE LAST DESCRIBED CURVE, A DISTANCE OF 85.89 FEET; THENCE SOUTHEASTERLY ALONG A CURVE TO THE LEFT, TANGENT TO THE LAST DESCRIBED COURSE, HAVING A RADIUS OF 130.00 FEET AND A CENTRAL ANGLE OF 5° 36’ 20", AN ARC DISTANCE OF 12.72 FEET; THENCE SOUTH 46° 15’ 00" EAST, TANGENT TO THE LAST DESCRIBED CURVE, A DISTANCE OF 37.25 FEET TO A POINT ON THE SOUTHEASTERLY LINE OF SAID OF SAID LOT 2 AND A POINT ON THE WESTERLY RIGHT-OF-WAY LINE OF SAID HILLCREST ROAD, SAID POINT BEING 300.15 FEET NORTHEASTERLY OF THE SOUTHEAST CORNER OF SAID LOT 2, AS MEASURED ALONG THE EASTERLY LINE THEREOF; THENCE SOUTHWESTERLY ALONG A CURVE TO THE LEFT, BEING ALONG THE SOUTHEASTERLY LINE OF SAID LOT 2 AND ALONG SAID WESTERLY RIGHT-OF-WAY LINE, HAVING AN INITIAL TANGENT BEARING OF SOUTH 43° 45’ 00" WEST, A RADIUS OF 1955 FEET AND A CENTRAL ANGLE OF 8° 47’ 48", AN ARC DISTANCE OF 300.15 FEET TO THE POINT OF BEGINNING, KNOWN AS TRACT B OF THE CERTIFICATE OF SURVEY RECORDED DECEMBER 27, 2002 AS DOCUMENT NO. 2002K0085575 IN SURVEY BOOK 8, PAGE 39.

TRACT 2:

A PORTION OF LOT 2, AMENDED PLAT OF BENJAMIN PLAZA FOURTH PLAT, A SUBDIVISION IN KANSAS CITY, JACKSON COUNTY, MISSOURI, MORE PARTICULARLY DESCRIBED AS FOLLOWS: COMMENCING AT THE SOUTHEAST CORNER OF SAID LOT 2, BEING ALSO THE NORTHEAST CORNER OF LOT 3 OF SAID AMENDED PLAT OF BENJAMIN PLAZA FOURTH PLAT AND A POINT ON THE WESTERLY RIGHT-OF-WAY LINE OF HILLCREST ROAD, AS NOW ESTABLISHED; THENCE GENERALLY WESTERLY ALONG THE COMMON LINE BETWEEN SAID LOTS 2 AND 3, THE FOLLOWING COURSES AND DISTANCES; THENCE NORTH 55° 02’ 48" WEST, 123.69 FEET; THENCE SOUTH 36° 32’ 31" WEST, 10.37 FEET; THENCE NORTH 53° 27’ 29" WEST, 15.94 FEET TO THE POINT OF BEGINNING OF THE TRACT OF LAND TO BE HEREIN DESCRIBED; THENCE GENERALLY SOUTHWESTERLY ALONG THE COMMON LINE BETWEEN SAID LOTS 2 AND 3, THE FOLLOWING COURSES AND DISTANCES; THENCE NORTHWESTERLY, WESTERLY, AND SOUTHWESTERLY ALONG A CURVE TO THE LEFT, TANGENT TO THE LAST DESCRIBED COURSE, HAVING A RADIUS OF 2 FEET AND A CENTRAL ANGLE OF 91° 54’ 53", AN ARC DISTANCE OF 3.21 FEET TO A POINT OF COMPOUND CURVATURE; THENCE SOUTHWESTERLY ALONG A CURVE TO THE LEFT, HAVING A COMMON TANGENT WITH THE LAST DESCRIBED CURVE, A RADIUS OF 2,097 FEET AND A CENTRAL ANGLE OF 0° 46’ 06", AN ARC DISTANCE OF 28.12 FEET TO A POINT ON THE NORTHERLY LINE OF BENJAMIN PLAZA FIRST PLAT, A SUBDIVISION IN SAID CITY, COUNTY AND STATE; THENCE FOLLOWING COURSES AND DISTANCES ALONG SAID NORTHERLY LINE; THENCE NORTH 61° 36’ 09" WEST, 267.47 FEET; THENCE NORTHWESTERLY, NORTHERLY AND NORTHEASTERLY ALONG A CURVE TO THE RIGHT, TANGENT TO THE LAST DESCRIBED COURSE, HAVING A RADIUS OF 25 FEET AND A CENTRAL ANGLE OF 90° 00’ 00", AN ARC DISTANCE OF 39.27 FEET; THENCE NORTH 28° 23’ 51" EAST, 60.10 FEET; THENCE NORTH 61°36’ 09" WEST, 75.00 FEET TO A POINT ON THE EASTERLY LINE OF THE AMENDED PLAT OF LOT 1, BENJAMIN PLAZA FIRST PLAT, THENCE GENERALLY NORTHERLY AND EASTERLY ALONG THE COMMON LINE BETWEEN SAID LOT 2 AND SAID AMENDED PLAT OF LOT 1, BENJAMIN PLAZA FIRST PLAT, THE FOLLOWING COURSES AND DISTANCES; THENCE NORTH 28° 23’ 51" EAST, A DISTANCE OF 110.45 FEET; THENCE NORTHEASTERLY ALONG A CURVE TO THE LEFT, TANGENT TO THE LAST DESCRIBED COURSE, HAVING A RADIUS OF 200 FEET AND A CENTRAL ANGLE OF 20° 55’ 00", AN ARC DISTANCE OF 73.01 FEET; THENCE NORTH 7° 28’ 51" EAST, TANGENT TO THE LAST DESCRIBED CURVE, 148.85 FEET; THENCE NORTHEASTERLY AND EASTERLY ALONG A CURVE TO THE RIGHT, TANGENT TO THE LAST DESCRIBED COURSE, HAVING A RADIUS OF 145 FEET AND A CENTRAL ANGLE OF 86° 16’ 35", AN ARC DISTANCE OF 218.34 FEET; THENCE SOUTH 86° 14’ 34" EAST, TANGENT TO THE LAST DESCRIBED CURVE, 208.16 FEET; THENCE NORTH 52° 03’ 14" EAST ALONG SAID EASTERLY LINE, 60 FEET TO THE NORTHEAST CORNER OF SAID AMENDED PLAT OF LOT 1, BENJAMIN PLAZA FIRST PLAT; THENCE NORTH 78° 01’ 37" EAST ALONG THE NORTHERLY LINE OF SAID LOT 2, A DISTANCE OF 111.10 FEET; THENCE NORTH 59° 50’ 41" EAST ALONG THE NORTHERLY LINE OF SAID LOT 2, A DISTANCE OF 7.38 FEET TO THE MOST WEST, NORTHEAST CORNER OF SAID LOT 2, BEING ALSO THE NORTHWEST CORNER OF LOT 1 OF SAID AMENDED PLAT OF BENJAMIN PLAZA FOURTH PLAT; THENCE SOUTHERLY, WESTERLY, EASTERLY, NORTHEASTERLY, NORTHWESTERLY AND SOUTHEASTERLY ALONG THE COMMON LINE BETWEEN SAID LOTS 1 AND 2, THE FOLLOWING COURSES AND DISTANCES; THENCE SOUTH 3° 12’ 07" WEST, 207.34 FEET; THENCE NORTH 86° 47’ 53" WEST, 77.50 FEET; THENCE SOUTH 3° 12’ 07" WEST, 24.65 FEET; THENCE NORTH 86° 47’ 53" WEST, 10.50 FEET; THENCE SOUTH 3° 12’ 07" WEST, 71.94 FEET; THENCE NORTH 86° 47’ 53" WEST, 0.26 FEET; THENCE SOUTH 3° 12’ 07" WEST, 70 FEET; THENCE SOUTH 86° 47’ 53" EAST, 37.35 FEET; THENCE NORTH 49° 21’ 20" EAST, 280.14 FEET; THENCE NORTH 40° 38’ 40" WEST, 102.91 FEET; THENCE NORTH 41° 20’ 21" EAST, 43.42 FEET; THENCE NORTH 60° 16’ 19" EAST, 173.64 FEET; THENCE SOUTH 40° 38’ 40" EAST, 91.83 FEET; THENCE SOUTHWESTERLY ALONG A CURVE TO THE LEFT, HAVING AN INITIAL TANGENT BEARING OF SOUTH 52° 13’ 02" WEST, A RADIUS OF 1000 FEET AND A CENTRAL ANGLE OF 2° 51’ 42", AN ARC DISTANCE OF 49.95 FEET; THENCE SOUTH 49° 21’ 20" WEST, TANGENT TO THE LAST DESCRIBED CURVE, 3.34 FEET; THENCE SOUTH 40° 38’ 40" EAST 141.70 FEET; THENCE NORTH 55° 18’ 00" EAST, 7.52 FEET; THENCE SOUTH 34° 42’ 00" EAST, 40.50 FEET TO THE SOUTHEAST CORNER OF SAID LOT 1, BEING ALSO THE NORTHEAST CORNER OF SAID LOT 2 AND A POINT ON THE WESTERLY RIGHT-OF-WAY LINE OF SAID HILLCREST ROAD; THENCE SOUTH 55° 18’ 00" WEST ALONG THE EASTERLY LINE OF SAID LOT 2 AND ALONG SAID WESTERLY RIGHT-OF-WAY LINE, A DISTANCE OF 121.43 FEET; THENCE SOUTHWESTERLY ALONG A CURVE TO THE LEFT, BEING ALONG SAID EASTERLY LINE AND ALONG SAID WESTERLY RIGHT-OF-WAY LINE, TANGENT TO THE LAST DESCRIBED COURSE, HAVING A RADIUS OF 1955 FEET AND N CENTRAL ANGLE OF 11°33’ 00", AN ARC DISTANCE OF 394.10 FEET TO A POINT, SAID POINT BEING 300.15 FEET NORTHEASTERLY OF THE SOUTHEAST CORNER OF SAID LOT 2, AS MEASURED ALONG THE EASTERLY LINE THEREOF; THENCE NORTH 46° 15’ 00" WEST ALONG A RADIAL LINE TO THE LAST DESCRIBED CURVE, A DISTANCE OF 37.25 FEET; THENCE NORTHWESTERLY ALONG A CURVE TO THE RIGHT, TANGENT TO THE LAST DESCRIBED COURSE, HAVING A RADIUS OF 130.00 FEET AND A CENTRAL ANGLE OF 5° 36’ 20", AN ARC DISTANCE OF 12.72 FEET; THENCE NORTH 40° 38’ 40" WEST, TANGENT TO THE LAST DESCRIBED CURVE, A DISTANCE OF 85.89 FEET; THENCE NORTHWESTERLY ALONG A CURE TO THE LEFT, TANGENT TO THE LAST DESCRIBED COURSE, HAVING A RADIUS OF 150.00 FEET AND A CENTRAL ANGLE OF 12° 36’ 38", AN ARC DISTANCE OF 33.01 FEET; THENCE SOUTHWESTERLY ALONG A CURVE TO THE LEFT, HAVING A INITIAL TANGENT BEARING OF SOUTH 47° 20’ 45" WEST, A RADIUS OF 1000.00 FEET AND A CENTRAL ANGLE OF 15° 35’ 37", AN ARC DISTANCE OF 272.16 FEET; THENCE SOUTH 31° 45’ 08" WEST, TANGENT TO THE LAST DESCRIBED COURSE, A DISTANCE OF 72.27 FEET TO A POINT, SAID POINT BEING 19.87 FEET NORTHWESTERLY OF THE NORTHWESTERLY PROLONGATION OF THE SOUTHWESTERLY LINE OF SAID LOT 2; THENCE SOUTH 53° 27’ 29" EAST ALONG SAID NORTHWESTERLY PROLONGATION, A DISTANCE OF 19.87 FEET TO THE POINT OF BEGINNING, SHOWN AS TRACT A ON THE CERTIFICATE OF SURVEY RECORDED DECEMBER 27, 2002 AS DOCUMENT NO. 2002K0085575 IN SURVEY BOOK 8, PAGE 39.

TRACT 3:

LOT 1, AMENDED PLAT OF BENJAMIN PLAZA FOURTH PLAT, A SUBDIVISION IN KANSAS CITY, JACKSON
COUNTY, MISSOURI.

TRACT 4:

LOT 3, AMENDED PLAT OF BENJAMIN PLAZA FOURTH PLAT, A SUBDIVISION IN KANSAS CITY, JACKSON
COUNTY, MISSOURI.

EXHIBIT B

The APT Lease

[Attached hereto]

EXHIBIT C

Tangible Personal Property

None.

EXHIBIT D

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that as of this ___ day of _________, 201__ (the “Effective Date”) ________________, a _______________ __________________ (hereinafter, “Seller”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by _____________________, a __________________ _____________________ (“Purchaser”), do by these presents severally GRANT, SELL, ASSIGN, TRANSFER, CONVEY, and DELIVER unto the said Purchaser all of their respective right, title and interest in and to the following described property, rights, and interests (such property, rights and interests being hereinafter collectively referred to as “Personal Property”), located on or about, used in connection with the operation of, or otherwise affiliated with that certain land described on Exhibit 1, and attached hereto and incorporated herein for all purposes, or the buildings, improvements, structures and fixtures thereon (such land, buildings, improvements, structures and fixtures being hereinafter collectively referred to as the “Real Property”):

[To be conformed prior to Closing to provisions of Agreement]

1.           all development rights, options, rights of first refusal, easements, licenses, operational agreements or other such rights benefitting the Real Property;

2.           all permits, licenses, approvals, entitlements and other governmental, quasi-governmental and nongovernmental authorizations including, without limitation, certificates of use and occupancy, required in connection with the ownership, planning, development, construction, use, operation or maintenance of the Real Property;

3.           all leases, contract rights, rights as a lender under loan agreements or mortgagee under mortgages, easements, covenants, restrictions or other agreements or instruments affecting all or a portion of the Real Property;

4.           all other rights and intangible property or any interest therein now or on the Closing Date owned or held by Seller in connection with the Real Property, including all rights, claims and causes of action, water rights and reservations, rights to use trade names, trademarks and service marks applicable to the Real Property, the books and records of Seller applicable to the Real Property and Seller’s operations thereon, Seller’s business and operating licenses for the facilities on the Real Property, easements and zoning rights related to the Real Property, or any part thereof;

5.           all warranties and guaranties with respect to the Real Property or Personal Property, whether express or implied, including all warranties and guaranties of the Improvements and Personal Property by general contractors, subcontractors, suppliers and manufacturers which Seller now holds or under which Seller is the beneficiary, to the extent the same are assignable by Seller;

6.           all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, Americans with Disabilities Act compliance reports, environmental reports and studies, professional inspection reports, construction and/or architect’s reports or certificates, feasibility studies appraisals, and other similar plans and studies in the possession or control of Seller that relate to the Real Property or the Personal Property, to the extent same are transferable by Seller;

7.           all items of tangible personal property located on or about, used in connection with the operation of, or otherwise affiliated with the Real Property, including but not limited to those items described on Exhibit 2, attached hereto and incorporated herein for all purposes, or equal or better replacements therefor now or on the Closing Date owned by Seller.

TO HAVE AND TO HOLD the Personal Property so transferred above unto the said Purchaser, its successors and assigns, forever, and Seller does hereby bind itself and its successors to warrant and forever defend, all and singular, title to the said Personal Property unto the said Purchaser, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof.

The agreements herein set forth shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and assigns.

Seller and Purchaser agree that all personal property hereby transferred shall be transferred as is and where is without warranty of merchantability or fitness for any particular purpose.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale and Bill of Sale to be executed by its duly authorized officers effective as of date aforesaid.

SELLER: ________________________, a _________________ _________________ By: Name: Title: PURCHASER: ________________________, a _________________ ________________ By: Name: Title:

EXHIBIT 1

TO BILL OF SALE

Legal Description

EXHIBIT 2

TO BILL OF SALE

Items of Tangible Personal Property

EXHIBIT E

Matters Relating Hazardous Materials and the Property

None.

EXHIBIT F

Form of Estoppel Certificate

TENANT ESTOPPEL CERTIFICATE

THIS TENANT ESTOPPEL CERTIFICATE (“Certificate”) is made as of this _____ day of _______, 20__, with respect to that certain _______________ dated ____________ (the “Lease”) by and between ______________ (“Tenant”) and ______________ (“Landlord”) for the premises therein described (the “Leased Premises”):

1. Attached hereto as Exhibit A is a true, correct and complete copy of the Lease.  To Tenant's knowledge, the Lease is in full force and effect, has not been modified, amended, added onto, extended or renewed, and to Tenant's knowledge is binding upon, and enforceable against, Tenant in accordance with its terms.

2. As of the date hereof, neither Tenant is not in breach of, or in default under, the Lease, and to Tenant's knowledge, (a) Landlord is not in breach of, or in default under, the Lease, and (b) there is (i) no event or condition which, with the passage of time or the giving of notice or both, would constitute a breach or default by Tenant or Landlord under the Lease or (ii) no claims by third parties against Landlord relating to the Leased Premises, or their respective uses.

3. Neither Tenant nor, to Tenant's knowledge, Landlord has commenced any action, or received any notice, with respect to the termination of the Lease. Tenant's interest in the Lease has not been assigned, pledged or encumbered by Tenant, Tenant has accepted and is in full and complete possession of the Leased Premises, and no part of the Leased Premises has been sublet by Tenant.

4. There are no actions, whether voluntary or otherwise, pending against the undersigned and/or any guarantor of the undersigned's obligations under the Lease pursuant to the bankruptcy or insolvency laws of the United States or any state thereof and, to the best knowledge of the undersigned, none have been threatened.

5. Tenant has not entered into any agreement to pay any real estate broker in connection with the leasing of the Leased Premises to Tenant.

6. Tenant acknowledges that all construction required to be performed by Landlord under the Lease has been fully completed in a manner satisfactory to Tenant, and that payment of any tenant allowance or similar up-front sum from Landlord has been made in full.

7. The term of the Lease commenced on _________ ___, ____ and expires _________ ___, 20__ (the "Expiration Date").  The current monthly base rent Tenant is obligated to pay under the Lease is $____________. Tenant has no offsets, defenses, or claims in connection with said rent.

8. Tenant has no rights or options to purchase the Leased Premises or any part thereof or interest therein, nor does Tenant have (a) any right or option to renew or extend the term of the Lease beyond the Expiration Date, or (b) any right of first refusal or option to lease or purchase any additional premises other than the Leased Premises, except as follows: ________________________________________________.

9. There is no prepaid rent or security deposit paid under the terms of the Lease, except as follows: ________________________________________________________.

10. This Certificate shall be binding upon Tenant and its successors and assigns and shall inure to the benefit of and be enforceable by Landlord, Cerner Corporation, a Delaware limited liability company, and their successors, assigns, affiliates and designees.

IN WITNESS WHEREOF, Tenant has duly executed, acknowledged and delivered this Certificate as of the date set forth below.

Dated:  _________ __, 20__

[TENANT]

By: ____________________________________
       Name:
       Title:

EXHIBIT G

Form of Closing Certificate

[Conforming certificate to be prepared for Purchaser prior to Closing]

______________________, a _________ (“Seller”) hereby certifies that the representations and warranties contained in that that certain Agreement of Sale and Purchase (the “Agreement”) dated as of _____________ __, 201__, by and between ___________________, a ____________________ (“Purchaser”), and Seller, which representations and warranties are incorporated herein as though set out in full herein, are true and correct in all material respects as of the Closing Date defined in the Agreement as if made on and as of the Closing Date, shall survive the consummation of the purchase and sale transaction as contemplated by and for the time period provided in the Agreement and shall not be deemed to merge upon the acceptance of the deed by Purchaser delivered in connection with the consummation of such purchase and sale transaction.

Capitalized terms not otherwise defined herein shall have those meanings as set forth in the Agreement.

This certificate is given to Purchaser with the realization and understanding that all matters referenced above are material to the decision of Purchaser to close said sale and purchase on the Closing Date and Purchaser is acting in reliance thereon.

Dated this ___ day of _________, 201__.

______________________, a _________

By:

EXHIBIT H

CERTIFICATE OF NON-FOREIGN STATUS

[Conforming certificate to be prepared for Purchaser prior to Closing]

STATE OF ________________                                                                )
) KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF ______________                                                                )

BEFORE ME, the undersigned authority, on this day personally appeared __________________ ““Affiant”), _________________ of ______________________, a _________, (“Seller”) who after being duly sworn, upon his oath did depose and state under penalty of perjury that for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended, in connection with the sale, transfer and conveyance of that certain property located and particularly described on Exhibit A attached hereto and incorporated herein for all purposes (the “Property”), and in order to inform ______________________, a ____________ ____________ (“Purchaser”), that withholding of tax is not required upon the disposition of the Property by Seller:

(a)           that Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as these terms are defined in the Internal Revenue Code and Income Tax Regulations);

(b)           that Seller's United States taxpayer identification number is _______________;

(c)           that Seller's mailing address is ____________________________; and

(d)           that Seller and Affiant understand that this Affidavit may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury Affiant declares that he has examined this Affidavit, that to the best of his knowledge and belief it is true, correct and complete, and that Affiant has the authority to sign this Affidavit on behalf of Seller.

______________________

a _________

By:

EXHIBIT I

Existing Contracts

1.           Supply Agreement dated December 30, 2011, by and between American Performance Technologies, LLC, and APT Real Estate, LLC.

2.           Construction Services Agreement dated December 30, 2011, by and between American Performance Technologies, LLC, and APT Real Estate, LLC.

EXHIBIT J

QLICI Loan Documents

1.	Loan Agreement
2.	Promissory Note (Loan A Note)
3.	Promissory Note (Loan B Note)
4.	Promissory Note (Loan C Note)
5.	Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing
6.	Guaranty
7.	Certificate and Indemnity Regarding Hazardous Substances
8.	APT Guaranty and Indemnity
9.	UCC Financing Statement
10.	Loan Servicing & NMTC Compliance Agreement
11.	All other loan documents related to the transfer of that certain loan by KCMO CDE VIII, LLC from APT Real Estate to Purchaser.

EXHIBIT K

NMTC Documents

1.	Unconditional Guaranty of New Markets Tax Credits, Put Price and Environmental Indemnification (Cerner)
2.	Confirmation/Reaffirmation of Unconditional Guaranty of New Markets Tax Credits, Put Price and Environmental Indemnification (APT)
3.	Assignment and Assumption of Investment Fund Put and Call Agreement
4.	Any other documents related to or required by the NMTC Parties for the reallocation of the $7.7 million new market tax credit investment.

EXHIBIT L

PROMISSORY NOTE

$231,000                                                                                                           November __, 2014

FOR VALUE RECEIVED, APT Real Estate, LLC, a Missouri limited liability company (hereinafter referred to as "Maker"), unconditionally promises to pay to the order of Cerner Property Development, Inc., a Delaware corporation, its successors and assigns at 2800 Rock Creek Parkway, Kansas City, Missouri  64117-2551, or to such other place and in such other manner as the holder of this Note may from time to time designate, the principal sum of TWO HUNDRED THIRTY-ONE THOUSAND AND No/100 DOLLARS ($231,000.00).  The principal sum due hereunder thereon shall be due and payable on or before April 30, 2019.  There shall be no interest accruing on the principal sum.  Notwithstanding the foregoing, upon any default under the terms of this Note or of any instrument now or hereafter evidencing or securing the indebtedness evidenced by this Note, the unpaid principal balance of this Note and all amounts owing hereunder shall bear interest at a rate of twelve percent (12%) per annum, compounded monthly from the date of default until all defaults are cured and this Note is paid in full.

All or any portion of the indebtedness evidenced hereby may be prepaid at any time without premium or penalty. Upon any default under the terms of this Note or of any instrument now or hereafter evidencing or securing the indebtedness evidenced by this Note, if the holder of this Note so elects, notice of such election being expressly waived, the principal remaining unpaid together with accrued interest and premium, if any, and any other sums due under any instrument given to secure this Note shall at once become due, payable, and collectible.  If more than one person signs this Note, the individual parties that constitute the Maker shall be jointly and severally liable for all of the obligations and liabilities imposed upon the Maker by this Note.

Maker hereby covenants and agrees that the holder of this Note's right to receive payment of principal and any other amounts owing under this Note is not and shall not be subordinated to the prior payment of any senior debt or any revolving credit and or/term loan indebtedness of the Maker to any bank or similar financial institution.

Maker waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note and agrees to pay all costs of collection when incurred, including reasonable attorneys' fees.  The time of payment of this Note, or any installment thereof may be extended from time to time without notice to Maker, endorsers, guarantors, sureties and all other parties liable for payment of any sum or sums due or to become due under the terms of this Note.  No extension of the time for the payment of this Note or any installment hereof made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability under this Note, either in whole or in part, of Maker hereunder or any other person now or hereafter liable for the payment of this Note who is not a party to such agreement.

If any one or more of the covenants, agreements, terms or provisions contained in this Note shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein shall be in no way affected, prejudiced, limited or impaired thereby.  The term "Maker" as defined herein includes the heirs, personal representatives, successors and assigns of Maker.

Maker's performance of its obligations hereunder is secured by a guaranty identical to the form attached hereto as Schedule 1, from APT MotoVox Group, Inc., APT Group, Inc., APT Powersport and Utility Products, LLC, American Performance Technologies, LLC, and APT IP Holdings, LLC, each on behalf of themselves and their respective subsidiaries and affiliates, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

This Note has been executed and delivered in the State of Missouri and shall be construed and enforced according to and governed by the laws of the State of Missouri.

APT REAL ESTATE, LLC,
a Missouri limited liability company

By:_______________________________
      Troy A. Covey, Manager

Schedule 1 of Promissory Note

GUARANTY AGREEMENT

TO:           Cerner Property Development, Inc., a Delaware corporation, its successors and assigns ("Holder")

FOR VALUABLE CONSIDERATION, APT MotoVox Group, Inc., APT Group, Inc., APT Powersport and Utility Products, LLC, American Performance Technologies, LLC, and APT IP Holdings, LLC, each on behalf of themselves and their respective subsidiaries and affiliates (jointly, severally and collectively, “Guarantor”), unconditionally, guarantees and promises to pay to Holder, or order, upon demand, in lawful money of the United States, that Promissory Note of even date herewith, made by APT Real Estate, LLC, a Missouri limited liability company (“Maker”), in favor of Holder in the face amount of TWO HUNDRED THIRTY-ONE THOUSAND AND No/100 DOLLARS ($231,000.00) (the “Note”); and (ii) all interest and all other sums payable under the Note, or at the election of Holder any one or more installments thereof, in the event that Maker fails to punctually pay any one or more installments of the Note (principal and/or interest), or any other sum payable thereunder at the time and in the manner provided therein.  The indebtedness evidenced by the Note together with all other indebtedness specified above and herein is hereinafter collectively called the “Indebtedness.”

1.           The obligations of Guarantor hereunder are separate and independent of the obligations of Maker, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Maker or whether Maker is joined in any action or actions.  The obligations of Guarantor hereunder shall survive and continue in full force and effect until payment in full of the Indebtedness is actually received by Holder and the period of time has expired during which any payment made by Maker or Guarantor to Holder may be determined to be a Preferential Payment (defined below), notwithstanding any release or termination of Maker’s liability by express or implied agreement with Holder or by operation of law and notwithstanding that the Indebtedness or any part thereof is deemed to have been paid or discharged by operation of law or by some act or agreement of Holder or any act or thing which might otherwise operate as a legal or equitable discharge of a surety.  For purposes of this Guaranty Agreement (this “Guaranty”), the Indebtedness shall be deemed to be paid only to the extent that Holder actually receives immediately available funds and to the extent of any credit bid by Holder at any foreclosure or trustee’s sale of any security for the Indebtedness.

2.           Guarantor agrees that to the extent Maker makes any payment to Holder in connection with the Indebtedness, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Holder or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then this Guaranty shall continue to be effective or shall be reinstated, as the case may be, and, to the extent of such payment or repayment by Holder, the Indebtedness or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

3.           Guarantor is providing this Guaranty at the instance and request of Maker to induce Holder to extend or continue financial accommodations to Maker.  Guarantor hereby represents and warrants that Guarantor has a financial interest in the success of Maker and is and will continue to be fully informed about all aspects of the financial condition and business affairs of Maker that Guarantor deems relevant to the obligations of Guarantor hereunder and hereby waives and fully discharges Holder from any and all obligations to communicate to Guarantor any information whatsoever regarding Maker or Maker’s financial condition or business affairs.

4.           Guarantor authorizes Holder, without notice or demand and without affecting Guarantor’s liability hereunder, from time to time, to:  (a) renew, modify, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Indebtedness or any part thereof, including increasing or decreasing the rate of interest thereon; (b) release, substitute or add any one or more endorsers or other guarantors; (c) take and hold security for the payment of this Guaranty or the Indebtedness, and enforce, exchange, substitute, subordinate, waive or release any such security; (d) upon the occurrence of any event of default under this Guaranty or any other document or instrument executed and delivered in connection with the Indebtedness, proceed against such security and direct the order or manner of sale of such security as Holder in its discretion may determine; and (e) apply any and all payments from Maker, Guarantor or any other guarantor, or recoveries from such security following the occurrence of any event of default under this Guaranty or any other document or instrument executed and delivered in connection with the Indebtedness, in such order or manner as Holder in its sole discretion may determine.

5.           Guarantor waives, to the extent permitted under applicable law, and agrees not to assert:  (a) any right to require Holder to proceed against Maker or any other guarantor, to proceed against or exhaust any security for the Indebtedness, to pursue any other remedy available to Holder, or to pursue any remedy in any particular order or manner; (b) the benefit of any statute of limitations affecting any of Guarantor’s liability hereunder or the enforcement hereof; (c) demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonor, protest, demand, nonpayment and acceptance of this Guaranty; (d) notice of the existence, creation or incurring of new or additional indebtedness of Maker to Holder; (e) the benefits of any statutory provision limiting the liability of a surety; (f) any defense arising by reason of any disability or other defense of Maker or by reason of the cessation from any cause whatsoever (other than payment in full) of the liability of Maker for the Indebtedness; and (g) the benefits of any statutory provision limiting the right of Holder to recover a deficiency judgment, or to otherwise proceed against any person or entity obligated for payment of the Indebtedness, after any foreclosure sale of any security for the Indebtedness.  Guarantor hereby expressly consents to any impairment of collateral, including, but not limited to, failure to perfect a security interest and release collateral and any such impairment or release shall not affect any Guarantor’s obligations hereunder.  Until payment in full of the Indebtedness, Guarantor shall have no right of subrogation and hereby waives any right to enforce any remedy which Holder now has, or may hereafter have, against Maker, and waives any benefit of, and any right to participate in, any security now or hereafter held by Holder.

6.           Guarantor agrees to pay all reasonable attorneys’ fees and all other costs and expenses which may be incurred by Holder in enforcing this Guaranty or in collecting all or any part of the Indebtedness.

7.           This Guaranty sets forth the entire agreement of Guarantor and Holder with respect to the subject matter hereof and supersedes all prior oral and written agreements and representations by Holder to Guarantor.  No modification or waiver of any provision of this Guaranty or any right of Holder hereunder and no release of Guarantor from any obligation hereunder shall be effective unless in a writing executed by an authorized officer of Holder.  There are no conditions, oral or otherwise, on the effectiveness of this Guaranty.

8.           This Guaranty shall inure to the benefit of Holder and its successors and assigns and shall be binding upon Guarantor and its heirs, personal representatives, successors and assigns.  Holder may assign this Guaranty in whole or in part without notice.

9.           Unless the context clearly indicates otherwise, "Guarantor" means the several guarantors liable hereunder or any of them.  The obligations of said guarantors hereunder shall be joint and several.  Suit may be brought against said guarantors, jointly and severally, and against any one or more of them, and less than all of them, without impairing the rights of the Holder against the other guarantors.  The Holder may agree with any one or more of the guarantors for such sum or sums as it may see fit, and may release any such guarantor from all further liability to the Holder for such indebtedness without impairing the right of the Holder to demand and collect the balance of such indebtedness from the other guarantors not so released.  However, it is agreed among the several guarantors themselves that any such agreement and release shall not impair the rights of said guarantors as among themselves.

10.           This Guaranty shall be governed by and construed according to the laws of the State of Missouri.

IN WITNESS WHEREOF these presents are executed as of the __ day of November, 2014.

GUARANTOR:

APT IP HOLDINGS, LLC,
a Wyoming limited liability company

By:_______________________________
       Troy A. Covey, Manager

APT MOTOVOX GROUP, INC.,
a Delaware corporation

By: ______________________________
Its: ______________________________

APT POWERSPORT AND UTILITY PRODUCTS,
LLC, a Missouri limited liability company

By:_______________________________
       Troy A. Covey, Manager

AMERICAN PERFORMANCE TECHNOLOGIES,
LLC, a Wyoming limited liability company

By:_______________________________
       Troy A. Covey, Manager

APT GROUP, INC.,
a Missouri corporation

By: ______________________________
Its: ______________________________